Exhibit 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone:	(949) 585-7500
	Christopher G. Hagerty	EVP & CFO	Facsimile:	(949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ISSUES $15.0 MILLION OF

TRUST PREFERRED SECURITIES

IRVINE, CA – February 7, 2005 - Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today the issuance of $15.0 million of trust preferred securities through CCB Capital Trust IX, an unconsolidated special purpose business trust formed for the purpose of this offering. The Company received net cash proceeds of $15.0 million, which will be used for general corporate purposes, which may include the repurchase of outstanding shares of the Company’s common stock, as previously announced. These capital securities, which mature in 30 years, are set at a fixed rate of interest for five years at a pretax interest cost of 5.90%. After the initial five year fixed rate period, the rate of interest resets quarterly at an interest rate equal to the three-month LIBOR index plus a margin of 1.78%.

At December 31, 2004, the Company had total assets of $5.02 billion, and total deposits of $2.26 billion. Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar and San Diego (San Diego County), and lending offices, located in Corte Madera, Burlingame, Oakland, Encino, Glendale, West Los Angeles, El Segundo, Irvine, Riverside, and San Diego, California, with plans to open banking offices in San Mateo, California in early 2005, and Newport Coast, California in mid-2005. The Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2004 (source: Dataquick Information Systems) and the Bank was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended September 30, 2004 (source: www.fdic.gov).

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.